Exhibit 99.1

CYTOBIOSCIENCE INC.

Consolidated Financial Statements
Years Ended December 31, 2017 and 2016

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Loss	5

Consolidated Statements of Changes in Stockholders' Equity (Deficit)	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
CytoBioscience, Inc.
San Antonio, Texas

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of CytoBioscience, Inc. (the "Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in Stockholders' equity (deficit), and cash flows, for each year in the two‑year period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each year in the two‑year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Exhibit 99.1 -- Page 1

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Adeptus Partners, LLC
Adeptus Partners, LLC
August 23, 2018

Exhibit 99.1 -- Page 2

CytoBioscience, Inc.

Consolidated Balance Sheets
For the Years Ended December 31
 (expressed in thousands of U.S. dollars)

	2017	2016

Cash and cash equivalents	$53	$436
Accounts receivable, net	150	299
Inventories	409	398
Other current assets	495	626
Total current assets	1,107	1,759
Equipment, net	707	1,341
Intangible assets, net	26,991	30,677
Deposits and other assets	13	65
Total assets	$28,818	$33,842
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$1,304	$1,366
Accrued expenses	1,457	314
Accrued interest	612	270
Notes payable	6,547	3,751
Total current liabilities	9,920	5701
Long-term liabilities Deferred tax liability	1,962	2,725
Total liabilities	11,882	8,426

Mezzanine equity
Series A redeemable convertible preferred stock, par value $0.0001 per share, 21,821,845 shares authorized, 19,293,827 shares issued and outstanding at December 31, 2017 and 2016, respectively	25,591	25,591

Stockholders' equity (deficit)
Common stock, par value $0.0001 per share, 100,000,000 shares authorized, 9,508,539 shares issued and outstanding at December 31, 2017 and 2016, respectively	1	1
Additional paid-in capital	8,832	8,477
Accumulated deficit	(17,546)	(8,638)
Accumulated other comprehensive income (loss)	58	(15)
Total stockholders' equity (deficit)	(8,655)	(175)
Total liabilities and stockholders' equity (deficit)	28,818	33,842

See accompanying notes to the consolidated financial statements

Exhibit 99.1 -- Page 3

CytoBioscience, Inc.
Consolidated Statements of Operations
For Years Ended December 31
 (expressed in thousands of U.S.  dollars)

	2017	2016
Revenue:
Equipment sales	$7	$556
Contract research	634	683
Consumables	92	56
Grants	203	32
	936	1,327
Cost of sales	648	891
Gross margin	288	436
Operating expenses:
Research and development	6,187	5,947
General and administrative	3,430	3,312
	9,617	9,259
Loss from operations	(9,329)	(8,823)
Other income (expense)
Interest expense, net	(342)	(313)
Other	-	29
	(342)	(284)
Loss before provision for income taxes	(9,671)	(9,107)
Benefit from (provision for) income taxes	763	(398)
Net loss	(8,908)	(9,505)
Deemed dividend on preferred stock	-	1,630
Net loss attributable to common stockholders	$(8.908)	$(11,135)

Basic and diluted net loss per share	$(0.94)	$(2.34)

Basis and diluted weighted average shares outstanding	9,508,539	4,766,535

See accompanying notes to the consolidated financial statements

Exhibit 99.1 -- Page 4

CytoBioscience, Inc.

Consolidated Statements of Comprehensive Loss
For Years Ended December 31
 (expressed in thousands of U.S. dollars)

	2017	2016
Net loss	$(8,908)	$(9,505)
Impact of foreign currency fluctuation	73	(20)
Comprehensive loss	$(8,835)	$(9,525)

See accompanying notes to the consolidated financial statements

Exhibit 99.1 -- Page 5

CytoBioscience, Inc.

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For Years Ended December 31
 (expressed in thousands of U.S. dollars)

					Accumulated	Total
			Additional		Other	Stockholders'
	Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Deficit	Income	(Deficit)

Balance, December 31, 2015	3,815,014	$-	$5,850	$867	$5	$6,722
Shares issued for investment in a subsidiary	5,693,525	1	3,701	-	-	3,702
Stock compensation expense	-	-	556	-	-	556
Net loss	-	-	-	(9,505)	-	(9,505)
Deemed dividend on preferred stock	-	-	(1,630)	-	-	(1,630)
Other comprehensive loss	-	-	-	-	(20)	(20)
Balance, December 31, 2016	9,508,539	$1	$8,477	$(8,638)	$(15)	$(175)
Stock compensation expense	-	-	337	-	-	337
Issuance of warrants with note to stockholder	-	-	18	-	-	18
Net loss	-	-	-	(8,908)	-	(8,908)
Other comprehensive income	-	-	-	-	73	73
Balance, December 31, 2017	9,508,539	$1	$8,832	$(17,546)	$58	$(8,655)

See accompanying notes to the consolidated financial statements

Exhibit 99.1 -- Page 6

CytoBioscience, Inc.

Consolidated Statements of Cash Flows
For Years Ended December 31
(expressed in thousands of U.S. dollars)

	2017	2016

Cash Flows from Operating Activities
Net loss	$(8,908)	$(9,505)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation	457	406
Amortization of intangibles	3,686	3,380
Amortization of debt premium	-	(89)
Amortization of debt discount	18	-
Stock compensation expense	336	556
Deferred taxes	(763)	398
Shares issued for services	-	72
Provision for doubtful accounts	90	-
Changes in operating assets and liabilities
Accounts receivable	59	(7)
Inventories	(11)	(324)
Other assets	178	(90)
Accounts payable	(61)	515
Accrued expenses	1,143	(251)
Accrued interest payable	342	370
Net cash used in operating activities	(3,434)	(4,569)

Cash Flows from Investing Activities
Sale of equipment	182	-
Purchase of equipment	-	(617)
Net cash provided by (used in) investing Activities	182	(617)

Cash Flows from Financing Activities
Proceeds from the issuance of preferred stock	-	6,456
Proceeds from issuance of notes payable	2,796	-
Repayments of loans and notes payable	-	(3,218)
Net cash provided by financing activities	2,796	3,238

Effect of Exchange Rate Changes	73	(20)

Net Change in Cash and Cash Equivalents	(383)	1,968
Cash and Cash Equivalents, beginning of year	436	2,404
Cash and Cash Equivalents, end of year	$53	$436

Supplemental Disclosures of Cash Flow Information
Interest paid	$-	$24
Income taxes paid	$-	$-

Non-Cash Transactions
Settlement of notes payable through issuance of preferred stock	$4,142	$4,750
Accrued interest converted into notes payable	$-	$3,701
Series A Preferred Stock deemed dividend	$-	$1,630
Issuance of warrants with note payable	$18	$-

See accompanying notes to the consolidated financial statements

Exhibit 99.1 -- Page 7

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

1.      Organization and Nature of Business

CytoBioscience, Inc. (the "Company"), formerly Cytocentrics, Inc., was formed under the laws of the State of Delaware in July 2014, and has its principal office located in San Antonio, Texas. The Company had no activity until March 2015. The Company is a manufacturer of medical research instrumentation and related consumables (cells, microchips, reagents, etc.).  In addition, the Company provides contract research (CRO) to the drug research and pharmaceutical market, with an emphasis on drug safety analysis.

In March 2015, the Company acquired the membership interests of Cytocentrics Bioscience, GmbH registered under the laws of the Federal Republic of Germany, through a purchase agreement. The Company acquired the CytoPatch technology. The CytoPatch ion channel technology produces the highest quality output when compared to manual or other patch clamping systems, providing valuable information on the effect of drugs or drug candidates on specific human cell ion channels.  The Company's objective is, by automating manual patch clamp used in human cell research with its advanced accuracy and throughput, to establish CytoPatch technology as the gold standard in the industry.

In May 2015, the Company purchased the member interests of Zenas Technologies, LLC, a CRO providing accurate, predictive cardiac ion channel assays and in-depth, expert analysis to assist other drug research and pharmaceutical companies in their drug development programs.

In November 2016, the Company purchased the outstanding shares of Soluble Therapeutics, Inc., a Delaware corporation, which uses HSC™ technology licensed from the University of Alabama at Birmingham, as well as Dilyx technology, to enhance drop development processes by rapidly optimizing protein solubility and stability. Soluble Therapeutics, Inc. was a related party prior to acquisition. Soluble Therapeutics, Inc. has been rebranded as SolubleBioscience, Inc.

See Note 3 for further discussion of the Company's acquisitions.

2.       Summary of Critical Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts of CytoBioscience, Inc., and its wholly owned subsidiaries, Cytocentrics Bioscience GmbH, Cytocentrics B.V. and SolubleBioscience, Inc. (collectively, the "Company").  All intercompany balances have been eliminated in consolidation.

Foreign Currency Translation

For subsidiaries whose functional currencies are not the U.S. dollar, the Company uses the average exchange rate for the year and the exchange rate at the balance sheet date, to translate the operating results and financial position to U.S. dollar, the reporting currency, respectively. Translation differences are recorded in accumulated other comprehensive income (loss), a component of stockholders' equity (deficit). The foreign currency translation income (loss) included in comprehensive income (loss) was $73 and ($20) for the year ended December 31, 2017 and 2016, respectively.

Exhibit 99.1 -- Page 8

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

2.      Summary of Critical Accounting Policies (Continued)

Going Concern

The consolidated financial statements are prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company anticipates incurring losses for the foreseeable future until such time, if ever, that it generates significant sales from its current products, or products currently in development.

The Company's cash and cash equivalents at December 31, 2017 were $53 which is not sufficient to fund the Company's operations for the next twelve months. Accordingly, the Company will require additional cash to fund and continue its operations. As such the Company expects to seek business combinations which could provide a platform for raising the necessary operating as well as research and development funds required until such point that revenue for sales and services are sufficient to fund such activities. The Company anticipates raising additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available when needed in order to allow the Company to continue its operations, or if available, on acceptable terms.

In the event financing is not obtained, the Company may pursue cost cutting measures as well as explore the sale of selected assets to generate additional funds. If required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of its development programs or clinical trials, these events could have a material adverse effect on its business, results of operations, and financial condition. These factors raise significant doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should it be unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Significant estimates include the fair value of stock-based compensation, and other accrued liabilities. Actual results may differ from those estimates.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such balances may exceed applicable government mandated insurance limits.

The Company derived a substantial portion of its revenues from four customers which comprised 52% of the Company's revenue for the year ended December 31, 2017.  Five customers accounted for 85% of accounts receivable at December 31, 2017.

The Company derived a substantial portion of its revenues from three customers which comprised 45% of the Company's revenue for the year ended December 31, 2016, respectively.  Two customers accounted for 37% of accounts receivable at December 31, 2016.

Exhibit 99.1 -- Page 9

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

2.      Summary of Critical Accounting Policies (Continued)

Concentrations of Credit Risk (continued)

The Company currently outsources all manufacturing of its microchips to a single source manufacturer. A change in suppliers could cause a delay in manufacturing and/or sales, which would adversely affect the Company.

Cash and Cash Equivalents

The Company considers all cash and cash equivalents with original maturity dates of three months or less to be cash equivalents. The Company has not experienced any losses in these accounts.

Accounts Receivable

Accounts receivable are reduced, as needed, by an allowance for doubtful accounts. The allowance for doubtful accounts reflects its best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for doubtful accounts. The Company determined that an allowance was necessary at December 31, 2017 of $90 representing accounts greater than 90 days. The Company determined that no allowance was necessary at December 31, 2016.

Inventories

Inventories are stated at the lower of historical cost or net realizable value. The net realizable value is the estimated selling price less costs to sell. The cost of inventories is generally determined using the specific identification method and comprises all costs of purchase and other costs incurred for bringing the inventories to their current location and in their current condition.

Property and Equipment

Lab and office equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets as indicated in the following table:

Asset Category	No. of Years

Office furniture and equipment	3
Laboratory equipment	3-5
Computers and software	3
Leasehold improvements	Shorter of the estimated useful life of the asset or lease term

Expenditures for repair and maintenance, which do not materially extend the useful lives of property and equipment, are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its office equipment for impairment.

Exhibit 99.1 -- Page 10

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

2.      Summary of Critical Accounting Policies (Continued)

Intangible Assets

Definite-lived intangible assets, primarily the Company's patented technology, are amortized over the pattern in which the economic benefits of the intangible assets are utilized and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or asset group may not be recoverable. These assets are currently amortized over 10 years on a straight-line basis. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, which requires the use of customer attribution rates and other assumptions. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the definite-lived intangible assets, the definite-lived intangible assets are written-down to their fair values.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset's carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, "Impairment or Disposal of Long-Lived Assets." ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals. As a result of these reviews, no impairment charge has been recorded for year ended December 31, 2017 and 2016, respectively.

Revenue Recognition

The Company recognizes revenue when each of the following four criteria is met: 1) a contract or sales arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price of the products or services is fixed or determinable; and 4) collectability is reasonably assured.

Equipment Sales

Revenue from the sale of instrumentation is recognized at the time of shipment to the customer, provided no significant vendor obligations remain and collectability is probable. Revenue from warranties are recognized ratably over the contractual term of the warranty agreement.

Contract Research

Revenue from contract research services is recognized based on a fee per data point at the time services are performed and the final report is issued to the customer.

Consumables

Revenue from the sale of consumables is recognized at the time of shipment to the customer, provided no significant vendor obligations remain and collectability is probable.

Grants

Revenue from grants is recognized at the time of funding or over time based on the specific terms of the individual grants.

Exhibit 99.1 -- Page 11

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

2.      Summary of Critical Accounting Policies (Continued)

Shipping and Handling Charges

The Company includes the cost of shipping and handling incurred in the importation of goods in cost of sales.

Product Warranty

The Company provides a 6 month limited warranty to the end consumer on all products. The Company does not believe a product warranty reserve is required as of December 31, 2017 or December 31, 2016.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses consist primarily of expenditures related to the development of medical research equipment, compensation and consulting costs. The Company incurred research and development expenses of $6,200 and $5,900 for the year ended December 31, 2017 and 2016, respectively.

Stock-Based Compensation

The cost of employee services received in exchange for equity awards is measured based on the grant-date fair value of the awards. All awards under its stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the fair value of the consideration received or the fair value of the equity instruments issued, whichever is a more reliable measurement. Compensation expense for awards granted to non-employees is re-measured on each accounting period.

Determining the appropriate fair value of stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based compensation and the volatility of its stock price. The Company uses the Black-Scholes option-pricing model to value its stock option awards which incorporates its stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value of Financial Instruments

Short-term financial instruments, including cash, accounts receivable, accounts payable and other liabilities, consist primarily of instruments with maturities of three months or less when acquired. Management has estimated that the fair values of current assets and current liabilities approximate their reported carrying amounts.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes

Exhibit 99.1 -- Page 12

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

2.      Summary of Critical Accounting Policies (Continued)

Income Taxes (continued)

the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

The Company is subject to U.S. federal, state, or local income tax examinations by tax authorities for all tax filings since inception.  In December 2017, the Tax Cuts And Jobs Act was enacted which, among other things, reduced the corporate federal tax rate to 21%.  As a result, the Company's previously recorded net deferred tax asset has been reduced by approximately $275 in the accompanying 2017 consolidated financial statements as a result of the newly enacted tax rate reduction.

Subsequent Events

The Company evaluated the events and transactions subsequent to December 31, 2017 balance sheet date in accordance with FASB ASC 855-10-50, "Subsequent Events," through August 23, 2018, which is the date the consolidated financial statements were available to be issued.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern." The standard requires management to assess if there is substantial doubt about an entity's ability to continue as a going concern within one year after the issuance date and, as applicable, provide additional disclosures on management's plan to alleviate the substantial doubt. The ASU is effective for fiscal years ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. In 2016, the Company adopted this standard. The impact is discussed in the Going Concern paragraph above.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers." The standard, including subsequently issued amendments, will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the full retrospective or modified retrospective transition method. The standard will require an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The standard will be effective for annual and interim periods beginning after December 15, 2017. The Company has assessed the impact of the guidance and determined the only impact is changes in disclosures.

In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-11, "Simplifying the Measurement of Inventory," that simplifies the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company has adopted the new guidance and has determined that such adoption has had no material impact on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (Topic 230) which amends ASC 230, Statement of Cash Flows to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal year. The Company has

Exhibit 99.1 -- Page 13

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

2.      Summary of Critical Accounting Policies (Continued)

Recent Accounting Pronouncements (continued)

assessed the impact of the new guidance and has determined the impact would not have a material impact on its financial statements.

In March 2016, the Financial Accounting Standards Board (FASB) issued FASB Accounting Standards Update (ASU) 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting". The amendments in this update simplify several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company has adopted the new guidance and has determined that such adoption has had no material impact on its financial statements.

In February 2016, the FASB issued FASB ASU 2016-02, "Leases (Topic 842)." The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee would be required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

In January 2017, the FASB issued FASB ASU 2017-04, "Intangibles – Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment," which eliminates the second step of the goodwill impairment test that required a hypothetical purchase price allocation. The pronouncement requires that if a reporting unit's carrying value exceeds its fair value, an impairment charge would be recognized for the excess amount, not to exceed the carrying amount of goodwill. For private companies, this ASU is effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has elected to adopt ASU 2017-04 in the first quarter of 2017. The Company's early adoption of the standard did not have a material impact on its Financial Statements.

There are various other recently issued updates, most of which represented technical corrections to the accounting literature or application to specific industries, and are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

3.      Acquisitions, License and Collaborative Agreements

Acquisitions

The Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, is recognized as goodwill. When the fair value of assets acquired exceeds the purchase price, then a bargain purchase gain is recorded.  Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in its consolidated statements of operations. Results of operations of the acquired entity are included in the Company's results from the date of

Exhibit 99.1 -- Page 14

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

3.      Acquisitions, License and Collaborative Agreements

Acquisitions (continued)

the acquisition and include depreciation and amortization expense arising from acquired tangible and intangible assets. All expenses relating to the acquisitions are expensed as incurred.

Cytocentrics Bioscience, GmbH (Cyto GmbH)

On March 6, 2015, the Company acquired Cyto GmbH, the developer of the CytoPatch technology. The purpose of the acquisition was to obtain a significantly undervalued bio-technology company with advanced patented technology. Cyto GmbH's CytoPatch technology produces the highest quality output when compared to manual or other patch clamping systems, providing valuable information on the effect of drugs or drug candidates on specific human cell ion channels.

The Company recorded a bargain purchase gain of $7,372, which represents the excess of the estimated fair value of the net assets acquired over the purchase price. The bargain purchase gain was recorded in other income and not recognized for tax purposes. The Company believes that there were several factors that contributed to this transaction resulting in a significant bargain purchase gain, including the inability of Cyto GmbH prior management to obtain funding for continued product development, geographical limitation to product sales and a limited pool of potential buyers. Cyto GmbH operates as a wholly-owned subsidiary of the Company.

The purchase was executed for consideration valued at approximately $23,000, consisting of cash ($1,500), convertible notes ($12,500), preferred ($4,100) and common stock ($4,900). The total fair value of assets acquired from Cyto GmbH was approximately $32,202. The table below summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date.

Fair value was computed using a discounted cash flow methodology and was based upon a third-party valuation.

Amounts Recognized as of Acquisition Date

Working capital, excluding inventory	$(543)
Deferred tax liability	(3,603)
Inventories	926
Property and equipment	220
Intangible assets	33,202

Total net assets acquired	30,202
Gain on bargain purchase	(7,372)

Total consideration transferred	$22,830

Before recognizing the gain from bargain purchase, the Company reassessed its initial identification and valuation of assets acquired and liabilities assumed to validate that all assets and liabilities that the Company was able to identify at the acquisition date were properly recognized.

Exhibit 99.1 -- Page 15

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

3.      Acquisitions, License and Collaborative Agreements

Acquisitions (continued

Zenas Technologies, LLC (Zenas)

In May 2015, the Company acquired Zenas, a contract research organization or CRO, that is a leading provider of cardiac ion assays and cardiovascular studies. The acquisition was to add a quality research organization with industry and governmentally recognized expertise in ion channel studies which compliments the Company's existing ion channel technology. Zenas is now an operating division of CytoBioscience.

The purchase was executed for consideration valued at approximately $231, consisting of cash ($60) and common stock ($171). The following table summarizes the amounts recognized for assets acquired as of the acquisition date.

Zenas Technologies, LLC (Zenas)

Amounts Recognized as of Acquisition Date

Working capital, excluding inventory	$34
Property and equipment	197

Total consideration transferred	$231

Soluble Therapeutics, Inc. (Soluble)

In November 2016, the Company acquired Soluble, a leading provider of enhanced drug development processes using technology that rapidly optimizes protein solubility and stability. The acquisition expands the Company's product offering in the market and strengthens its scientific team. The name was changed to Soluble BioScience to reflect its expanded capacities as a wholly-owned subsidiary of the Company.

The purchase was executed for consideration valued at approximately $3,701, consisting of common stock. The following table summarizes the amounts recognized for assets acquired as of the acquisition date.

Amounts Recognized as of Acquisition Date

Property and equipment	$243
Intangible assets	3,624
Working capital, excluding inventory	(166)

Total consideration transferred	$3,701

Exhibit 99.1 -- Page 16

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

3.      Acquisitions, License and Collaborative Agreements

License Agreements

On July 1 2010, Soluble entered into a license agreement with the UAB Research Foundation, ("UABRF"), on behalf of UABRF, Mississippi State University, ("Mississippi") and the Colorado State University Research Foundation, ("Colorado") for the exclusive license to make, have made, develop, use, lease, offer to sell, sell, import, and export licensed products related to UABRF intellectual property disclosures numbered U2005-0061, entitled "Improved Method for Determining Crystallization Parameters and Apparatus for Use with the Same" and intellectual property entitled "Micro-fluidic Device for Measuring Osmotic Second Virial Coefficients" (Licensed Products), which includes patent rights related to the Licensed Products.

As part of the license agreement, Soluble is required to pay UABRF royalty payments of four percent of net sales or minimum annual royalty payments of $6 each year during the term of the license agreement. If the Company enters into any sublicense agreements for rights related to the Licensed Product, the Company must pay UABRF an amount equal to that which they would have been required to pay as royalty payments.

Costs of patent applications and maintenance related to the Licensed Product are reimbursed to UABRF and are expensed as incurred.

Cyprotex US, LLC

In February 2016, the Company entered into a collaboration with Cyprotex US, LLC, a subsidiary of Cyprotex PLC, a pre-clinical contract research organization in ADME-Tox and DMPK. Through the collaboration, the Company will provide ion channel services. In December 2016, Evotec AG acquired Cyprotex PLC, the parent company of Cyprotex US.

Drug Safety Testing Center Co., Ltd (DSTC)

In July 2016, the Company entered into a formal agreement with DSTC to provide sales and marketing in the Japanese market for its CytoPatch equipment and consumables, as well as ion channel contract research. The agreement has an initial term of two years, and may be extended by mutual agreement.

University of Texas Health Science Center at San Antonio

In July 2016, the Company entered into an Agreement of Cooperation with The University of Texas Health Science Center at San Antonio, to promote ion channel research activities between the two organizations, and encourage an interest in teaching and provide continuing education programs.

4.      Inventory

The following table provides the components of inventories:

December 31,	2017	2016

Raw materials	$279	$269
Work in process	130	87
Finished goods, goods for resale	-	42

Total inventory	$409	$398

Exhibit 99.1 -- Page 17

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

5.      Property and Equipment

The following table provides the components of property and equipment:

December 31,	2017	2016

Lab equipment	$1,604	$1,407
Office and computer equipment	240	299
Leasehold improvements	37	198
	1,882	1,904
Less: accumulated depreciation and amortization	(1,175)	(563)

Total property and equipment, net	$707	$1,341

Depreciation expense was approximately $457 and $406 for the years ended, 2017 and 2016, respectively.

6.      Intangible Assets

The following table displays intangible assets:

	December 31, 2017			December 31, 2016
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net

Patents	$36,839	$(9,848)	$26,991	$36,839	$(6,162)	$30,677

Amortization expense related to intangible assets was $3,686 and $3,380 for the year ended, 2017 and 2016, respectively.

7.      Accrued Expenses

Accrued expenses consist of the following:

December 31,	2017	2016

Deferred revenue	$209	$16
Deferred rent	16	9
Foreign tax reserve	-	114
Compensation related	300	47
Suppliers	283	75
Professional fees	649	53

Total accrued expenses	$1,457	$314

Exhibit 99.1 -- Page 18

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

8.      Notes Payable

Convertible Notes

As part of the Cytocentrics Bioscience acquisition (Note 3), the Company assumed convertible notes which as of December 31, 2017 $3,822 remain outstanding.  During the year ended December 31, 2017 entered into one convertible note. Management believes the carrying amounts of the above convertible notes payable represents fair value based on the terms of the loan and the convertible feature. Details of the convertible notes are as follows:

Convertible Note 1

On April 15, 2016, the Company entered an agreement to restructure the convertible note payable involving a cash payment of $750, issuance of a new convertible note of $4,052 and the issuance of preferred stock valued at $4,750.  The note bears interest at 6% with a maturity date of December 31, 2016 and is convertible into preferred shares at a 1 share to $1 ratio, which increases to 1.5 shares to $1 if the note is default. The balance outstanding was $3,052 and $3,052 as of December 31, 2017 and 2016, respectively. Accrued interest payable was $315 and $163 as of December 31, 2017 and 2016, respectively.  During November 2017, the note holder exercised its right to convert and converted all principal and accrued interest into 5,058,415 shares of preferred stock which was executed in March 2018. The conversion resulted in a loss of $1,691 in 2018.

Convertible Note 2

The Note bears interest at 6% (which increases to 11% upon default), has a maturity date of April 20, 2016, and is convertible into preferred shares at a 1 share to $1 ratio. The balance outstanding was $770 and $778 as of December 31, 2017 and 2016, Respectively. Accrued interest payable was $157 and $107 as of December 31, 2017 and 2016, respectively. During November 2017, the note holder exercised its right to convert and converted all principal and accrued interest into 927,050 shares of preferred stock which was executed in March 2018.

Convertible Note 3

During December 2017, the Company entered a convertible promissory note with BOCO Investments, LLC in the amount of $150 bearing interest at 6%. The note is convertible in the event of a Conversion Event into common stock on a 1 to 1 basis. The note is due and payable on February 28, 2018. Interest due as of December 31, 2017 was less than $1.

As a result of a merger that was consummated on March 19, 2018, the full principal outstanding and accrued interest was converted into 150,000 shares of common stock. See Note 14 for further discussion of the merger.

Promissory Notes

During 2017, the Company borrowed $1,070 for continued operations from Skyline Medical, Inc. ("Skyline") pursuant to a definitive merger agreement signed on August 9, 2017. The notes bear interest at 8% and have a maturity date of December 31, 2017. As of December 31, 2017, $29 is included in accrued interest payable on the consolidated balance sheet.

On November 6, 2017, the merger agreement was terminated. As of December 31, 2017, the Company is in default on the notes. On February 28, 2018, subsequent to year end, the terms of the note were re-negotiated with principal outstanding of $1,113 (including interest accrued as of that date) bearing interest at 8% per annum. Interest only payments are due monthly with a balloon payment due on February 28, 2020.

Exhibit 99.1 -- Page 19

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

8.      Notes Payable (continued)

Notes Payable - Stockholders

Stockholder 1

The Company entered into 3 notes with this stockholder during 2017.  The total value of the notes was $1,000 with an interest rate of 12% (increases to 18% upon default) and maturity dates in June, July, and August 2017, respectively.  As of December 31, 2017, the Company is in default on these notes.  As of December 31, 2017, $1,000 was outstanding. As of December 31, 2017, $85 is included in accrued interest payable on the consolidated balance sheet.

Subsequent to year end, the notes were renegotiated whereby the individual notes were combined into a single note bearing interest at 5% per annum. As a result of a merger that was consummated on March 19, 2018, the holder of the notes converted $576 into 767,388 shares of common stock resulting in principal outstanding of $785. Interest is payable quarterly commencing on May 1, 2018 with a balloon payment due for the principal outstanding on February 26, 2021. See Note 14 for further discussion of the merger.

Stockholder 2

The Company entered into a $50 note with an interest rate of 12% (increases to 18% upon default) and a maturity date of September 17, 2017. As of December 31, 2017, the Company is in default on the note.  As of December 31, 2017, $50 was outstanding. As of December 31, 2017, $1 is included in accrued interest payable on the consolidated balance sheet.

As a result of a merger that was consummated on March 19, 2018, the holder of the notes converted the entire principal and interest outstanding into 73,190 shares of common stock. See Note 14 for further discussion of the merger.

Stockholder 3

In March 2017, the Company entered into a $200 note with this stockholder.  The note has an interest rate of 12% and a maturity date of September 17, 2017.  The note was issued with 60,000 warrants which had a fair value of $18.  This was recorded as debt discount and amortized over the life of the note.  The amortization expense is included in interest expense in the consolidated statement of operations.

In July 2017, the Company entered into a $100 note with this stockholder.  The note has an interest rate of 12% and a maturity date of September 17, 2017.

In December 2017, the Company entered into a $200 note with this stockholder of which $156 was outstanding at December 31, 2017. The note has an interest rate of 12% and a maturity date of the earlier of February 6, 2018 or the date of a change of control.

As of December 31, 2017, the Company is in default on the March and July notes. As of December 31, 2017, $456 was outstanding.  As of December 31, 2017, $25 is included in accrued interest payable on the consolidated balance sheet.

Exhibit 99.1 -- Page 20

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

8.      Notes Payable (continued)

Notes Payable – Stockholders (continued)

As a result of a merger that was consummated on March 19, 2018, the March and July notes were combined including accrued interest to date bearing interest at 5% per annum resulting in principal outstanding of $336. Interest and principal payments are due on a quarterly basis commencing on May 1, 2018. The new note matures on May 1, 2019. The December notes were paid in full including accrued interest to date. See Note 14 for further discussion of the merger.

9.      Commitments and Contingencies

Operating Leases

The Company leases property and equipment for use in its operations under an operating lease that expires on varying dates through December 2020. The following table summarizes future minimum annual lease payments as of December 31, 2017 (in thousands):

2019	$94
2020	97

Total minimum lease payments	$310

Rent expense was $234 and $235 for the years ended December 31, 2017 and 2016, respectively.

10.     Mezzanine Equity

Preferred Stock

The Company is authorized to issue 22.0 million shares designated as redeemable convertible preferred stock. The redeemable convertible preferred stock has a par value of $0.0001 per share, and is subject to adjustment pursuant to stock splits and dividends. The holders of the Series A Preferred Stock are entitled to receive an annual cumulative dividend when, as and if declared by the Corporation's Board of Directors, at the rate of $0.08 per share. In the event of a liquidation event, the holders of Series A Preferred Stock shall also be entitled to receive, prior and in preference to any distribution to the holders of the Corporation's Common Stock, an amount equal to $1.00 per share, in addition to all dividends declared or accrued but are unpaid.

Additionally, the redeemable convertible preferred shares are redeemable upon a 2/3rds majority vote of the holders of the preferred stock during a two-year window, beginning on the 6th anniversary of the original issuance date. The original issuance date is March 6, 2015.  The holders of the Preferred Stock have a liquidation preference and would not receive the same form of consideration upon the occurrence of the conditional event as the holders of the common shares would. The holders of the Preferred Stock have the ability to convert the instrument into the Company's common shares on demand on a 1 to 1 basis.

Exhibit 99.1 -- Page 21

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

10.     Mezzanine Equity (Continued)

Preferred Stock (Continued)

In March 2015, in connection with the acquisition of Cyto GmbH, the Company offered and sold, in an initial closing, 2,500,000 shares of the Series A Convertible Preferred Stock to certain accredited investors and received gross proceeds of approximately $2,500. In March 2015, the Company also issued 1,446,845 million preferred shares in conjunction with its acquisition of Cyto GmbH. See "Acquisitions" in note 3 above for further discussion.

During the year ended December 31, 2015, the Company offered and sold in subsequent closings 4,050,000 shares of its Series A Convertible Stock to accredited investors with whom it had a prior relationship or who were Stockholders for $4,050.

During 2016, to fund continuing research and fund working capital, the Company offered and sold 6,475,000 shares of Series A shares to accredited investors and received proceeds of approximately $6,475.

The conversion option embedded in the Series A Preferred Stock was evaluated pursuant to ASC 470-20 to determine whether a beneficial conversion feature existed as of the issuance of the shares which would be recognized separately from the Series A Preferred Stock in the Company's consolidated financial statements. The conversion option is considered beneficial if, at the commitment closing date, the effective conversion price (represented by the proceeds received less the allocated value of the Class A warrants and Class A common stock) for the Series A Preferred Stock is less than the fair value of the Class A common stock into which it is convertible at the commitment closing date. As a result of this evaluation, the Company separately recognized in equity, with an offsetting reduction in the carrying amount of the Series A Preferred Stock, the value of the beneficial conversion feature at the issuance dates of the shares totaling $0 and $1,630 for the years ended December 31, 2017 and 2016, respectively. Since the Company's Series A Preferred Stock is perpetual and has no stated maturity date and no restrictions on conversion, the value attributable to the nondetachable conversion option was recognized immediately as a non-cash deemed dividend on the date that the Series A Preferred Stock was issued.

As a result of a merger that was consummated on March 19, 2018, all outstanding preferred shares were converted to common stock inclusive of cumulative dividends payable. See Note 14 for further discussion of the merger.

11.     Stockholder's Equity

Common Stock

The Company is authorized to issue up to 100 million shares designated as common stock. The common stock has a par value of $0.0001 per share.

As a result of a merger that was consummated on March 19, 2018, all shares of common stock issued and outstanding including common stock issued as a result of the conversion of preferred stock as discussed above was exchanged for common stock of the other party to the merger. See Note 14 for further discussion of the merger.

Exhibit 99.1 -- Page 22

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

11.     Stockholder's Equity (Continued)

Compensation Plan

In January 2016, the Company approved and adopted the 2016 Stock Option Plan (2016 Plan) to provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors and employees of the Company. The purpose of the 2016 Plan is to advance the interests of the Company by attracting, retaining and rewarding persons performing services and to motivate such persons to contribute to its growth and profitability. The Plan is administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

The Committee has authorized up to 10,000,000 shares of common stock to be reserved for issuance upon exercise of stock options or other stock-based awards. As of December 31, 2017, the Company has awarded 4,432,000 options, of which 316,000 have been forfeited.

Stock Options

The following table summarizes stock option activity:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value

Outstanding at December 31, 2015	-	$-
Granted	4,432,000	0.65
Forfeited	(16,000)	0.65

Outstanding at December 31, 2016	4,416,000	$0.65	9.35	$-
Exercisable at December 31, 2016	1,154,168	$0.65	9.32	$-

Granted	-	-		-
Forfeited	(300,000)	0.65

Outstanding at December 31, 2017	4,116,000	$0.65	8.40	$-
Exercisable at December 31, 2017	2,658,334	$0.65	8.30	$-

Incentive stock option shares vest over five years, whereas non-qualifying stock option shares vest over three years.

The weighted average grant date fair value of stock options granted was $0.33.

The fair value of stock options granted were estimated using Black-Scholes option pricing model with the following weighted average assumptions during the year ended December 31, 2016.

Expected life (in years)	6.48
Expected volatility	55.77%
Risk free interest rate	1.49%
Expected dividend yield	-%

Exhibit 99.1 -- Page 23

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

11.     Stockholder's Equity (Continued)

Stock Options (continued)

The fair value of stock options and warrants granted are estimated using Black-Scholes option pricing model. The expected life is computed using the "simplified" method as permitted under the provisions of ASC 718-10-S99. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The stock price is based off a valuation performed by the Company.  The expected volatility was benchmarked against comparable publicly traded companies. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the valuation date. Dividend yield is based on historical trends.

Stock based compensation expense was $336 and $556 for the year ended December 31, 2017 and 2016, respectively.  As of December 31, 2017, unrecognized compensation expense related to unvested stock options expected to vest was $534.

As a result of a result of a merger that was consummated on March 19, 2018, the option plan was cancelled. The Company intends to establish a new option plan by the end of fiscal year 2018. See Note 14 for further discussion of the merger.

Warrants

In March 2015, in connection with a private placement, the Company issued an aggregate of 442,113 common stock purchase warrants to placement agents. The warrants were issued with an exercise price of $0.65 per share.

During the year ended December 31, 2017, the Company issued 60,000 warrants in connection with a note payable to a stockholder.  The warrants were issued with an exercise price of $1.00 per share.  The fair value of the warrants was $18.

The following table summarizes warrant activity:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at December 31, 2015	442,113	$0.65	5	-
Granted	-	-	-	-
Forfeited	-	-	-	-

Outstanding at December 31, 2016	442,113	$0.65	5	$-
Exercisable at December 31, 2016	442,113	$0.65	5	$-

Granted	60,000	1.00		-
Forfeited	-	-

Outstanding at December 31, 2017	502,113	$0.69	5	$-
Exercisable at December 31, 2017	502,113	$0.69	5	$-

Exhibit 99.1 -- Page 24

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

11.     Stockholder's Equity (Continued)

Warrants (Continued)

The fair value of warrants granted were estimated using Black-Scholes option pricing model with the following weighted average assumptions during the nine months ended December 31, 2017.

Expected life (in years)	5.00
Expected volatility	66.40%
Risk free interest rate	1.93%
Expected dividend yield	-%

The fair value of stock options and warrants granted are estimated using Black-Scholes option pricing model. The expected warrant term is based on the contractual term.  The stock price is based off a valuation performed by the Company.  The expected volatility was benchmarked against comparable publicly traded companies. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the valuation date. Dividend yield is based on historical trends.

As a result of a merger that was consummated on March 19, 2018, all outstanding warrants were canceled. See Note 14 for further discussion of the merger.

12.     Related Party

The Company entered into notes payable with three Stockholders in 2017.  See Note 8.

13.     Income Taxes

The Company had, subject to limitation, $14,377 and $9,660 of net operating loss carryforwards at December 31, 2017 and December 31, 2016, respectively, which will expire at various dates beginning in 2035 through 2037. In addressing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible.

The following table provides the components of income (loss) from continuing operations before provision for taxes on income:

Exhibit 99.1 -- Page 25

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

13.     Income Taxes (continued)

Year Ended December 31,	2017	2016

Income (loss) from operations before income taxes:
U.S.	$(9,200)	$(8,405)
Non-U.S.	(471)	(702)

	(9,671)	(9,107)

Income Tax Provision:
Current:
Federal	-	-
Foreign	-	-
State	-	-

Total Current	-	-

Deferred:
Federal	823	(346)
Foreign	-	-
State	(60)	(52)

Total Tax Provisions (Benefit)::	$763	$(398)

Significant components of deferred tax assets and liabilities are as follows:

Year Ending December 31,	2017	2016

Deferred tax assets:
Net operating loss carryforward	$3,019	$3,284
Allowance for doubtful accounts	20	-
Deferred revenue	45
Other	3	10

Total deferred tax assets	3,087	3,293
Less: valuation allowance	(3,019)	(3,284)

Total deferred tax assets	$68	$9

Deferred tax liabilities:
Intangible assets	$1,925	$2,452
Equipment	105
Other	-	282

Total deferred tax liabilities	2,030	2,734

Net deferred tax liabilities	$1,962	$2,725

Exhibit 99.1 -- Page 26

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

13.    Income Taxes (continued)

The reconciliation of statutory federal rate and the Company's effective tax rate are as follows:

Year Ending December 31,	2017	2016

Income tax at the federal statutory rate	21.00%	34.00%
State tax, net of federal tax effect	(0.08)	(0.12)
Change in the valuation allowance	(10.66)	(29.08)
Reduction in tax rate	(18.38)	-
Meals and entertainment	(0.02)	(0.07)
Key man life insurance	(0.02)	(0.03)

Effective tax rate	(8.16%)	4.70%

14.    Subsequent Events

Merger with WestMountain Company

On March 19, 2018, WestMountain Company, a Colorado corporation ("WestMountain") entered into an Agreement of Merger and Plan of Reorganization, dated March 19, 2018, with WASM Acquisition Corp. ("WASM"), a Colorado corporation and a subsidiary of the WestMountain, and the Company. Pursuant to the terms of the Merger Agreement, on March 19, 2018 (the "Closing Date"), WASM merged with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of WestMountain, and the Stockholders of the Company became Stockholders of WestMountain.

On the Closing Date, all outstanding shares of capital stock of the Company were cancelled and exchanged for 42,522,598 newly issued shares of common stock of WestMountain ("Common Stock"). The shares issued to the Company's Stockholders in the Merger constitute approximately 74.44% of the issued and outstanding shares of Common Stock of the Company as of and immediately after the consummation of the Merger. In addition, warrants to purchase 2,040,000 shares of Common Stock of WestMountain ("Warrants") were issued in exchange for all outstanding warrants of the Company, which were cancelled, and WestMountain assumed 160,000 underwriter warrants consisting of Units to purchase additional shares of Common Stock and Warrants.

In addition, the directors of WestMountain will seek stockholder approval to change the name of the Company to CytoBioscience, Inc.  Additionally, the Merger Agreement provides for the resignation and election of certain directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the Securities and Exchange Commission ("SEC") thereunder.  The transactions contemplated by the Merger Agreement, including the change in composition of the Board of Directors of the Company as described herein, will result in a change of control of WestMountain.

During June and July 415,800 warrants issued in connection with the merger were exercised. 415,800 hsares of WestMountain common stock was issued for $395,010.

Legal Dispute with Dr. William Crumb, Director of CRO Services

During January 2018, a legal dispute arose between the Company and Dr. William Crumb, the Company's Director of CRO services. The Company alleged that Dr. Crumb, without proper authorization, had conducted research services using company resources for existing company customers for the benefit of a company not

Exhibit 99.1 -- Page 27

CytoBioscience, Inc.

Notes to the Consolidated Financial Statements
(expressed in thousands of U.S. dollars)

14.    Subsequent Events (Continued)

Legal Dispute with Dr. William Crumb, Director of CRO Services (continued)

affiliated with CytoBioscience, Inc. His employment was immediately terminated and negotiations for settlement of damages were initiated in earnest.

Effective May 1 , 2018, a formal settlement was reached and executed, whereby Dr. Crumb agreed to compensate the Company in the amount of $468,000 as follows:

•	$300,000 – to be paid over time from Dr. Crumb's on-going, but new CRO work
•	$168,000 – paid from current CRO studies contracted for which one hundred percent (100%) is payable to the Company. This research is expected to be completed by the end of 2018.

Exhibit 99.1 -- Page 28